Exhibit 10.7

[Company Letterhead]

March 29, 2017

Karen Thornton

Hand Delivered

Re: Updated Retention Bonus Offer

Dear Karen,

On December 16, 2016, you received a letter awarding you a retention bonus in recognition of your contributions and your support of our cost containment initiatives during the oil and gas economic downturn. This letter is a replacement to update the terms and conditions of the outstanding retention bonus, canceling you prior retention offer.

Milestone	Amount Paid

Later of July 1, 2017 (payable on July 14, 2017 pay date) or Achievement of monthly Adjusted EBITDA averaging $15M for 3 consecutive months	25% of Salary (as of 8/8/15)

As before, to be eligible for the retention bonus payments, you must be an active full-time employee of the Company on the applicable bonus payment date. If you are terminated for cause, you will not be eligible for the retention bonus payable thereafter. If you are terminated without cause or the Company completes a sale of a majority of its equity or substantially all of its assets, the retention bonus will be paid to you in the next available pay cycle. You must sign FTSI’s Separation and Release Agreement in order to receive this payment. If you voluntarily terminate your employment with FTSI before three months of continuous employment following each payment, you agree to repay that payment in full within 20 business days following the termination of employment.

Sincerely,

/s/ Mike Doss

Michael Doss
Chief Executive Officer

I agree to and accept the terms set forth in this letter.

/s/ Karen Thornton	3/29/17
Employee Signature	Date